Exhibit 99.1

Willdan Group Reports Third Quarter 2016 Financial Results

Investment Community Conference Call Today at 5:30 p.m. Eastern Time

Third Quarter 2016 Highlights

•	Total contract revenue of $58.7 million, an increase of 75% over prior year
•	Net income of $2.5 million, an increase of 215% over prior year
•	Diluted earnings per share of $0.28, an increase of 180% over prior year
•	EBITDA of $4.0 million, an increase of 99% over prior year

ANAHEIM, Calif. – November 3, 2016 – Willdan Group, Inc. (“Willdan”) (NASDAQ: WLDN), a provider of professional technical and consulting services, today reported financial results for its third quarter ended September 30, 2016, and provided a business update.

For the third quarter of 2016, Willdan reported total contract revenue of $58.7 million and net income of $2.5 million, or $0.28 per diluted share.  This compares with total contract revenue of $33.5 million and net income of $0.8 million, or $0.10 per diluted share, for the third quarter of 2015.  The increase in earnings per share in the third quarter of 2016 was primarily driven by higher total contract revenue, resulting from both organic growth and incremental revenue contributed by the assets of Genesys Engineering P.C. (“Genesys”) acquired in March 2016.

“We delivered another excellent quarter driven by strong demand for our energy efficiency services,” said Tom Brisbin, Willdan’s CEO.  “Total contract revenue in our Energy Efficiency Services segment more than doubled over the prior year, as we continue to execute well and deliver energy savings for public utilities, municipalities and universities.  Our proven track record has enabled us to expand our geographic presence and win significant new energy efficiency programs in states such as Utah and New Jersey.  The expanded capabilities provided by our recent acquisition of the assets of Genesys have significantly improved our business development pipeline, and have already lead to several new wins.  Organic growth accelerated in the quarter, pushing our year to date organic growth rate to 30%.  Based on the volume of new program activity currently ramping up, we expect a strong finish to 2016 and continued growth in the coming year.”

Third Quarter 2016 Financial Highlights

Total contract revenue for the third quarter of 2016 was $58.7 million, an increase of 75.0% from $33.5 million for the third quarter of 2015.  The increase was primarily due to higher contract revenue from the Energy Efficiency Services segment, which increased $24.2 million, or 135.7%, from the third quarter of 2015.  Total contract revenue for the third quarter of 2016 included $16.2 million of revenue generated by the assets of Genesys, which were acquired in March 2016.  Contract revenue for the Energy Efficiency Services, Engineering Services, Public Finance Services, and Homeland Security Services segments was $42.0 million, $12.9 million, $3.2 million and $0.6 million, respectively, in the third quarter of 2016.

Direct costs of contract revenue were $42.6 million for the third quarter of 2016, an increase of 103.1% from $21.0 million for the third quarter of 2015.  Included in direct costs of contract revenue for the third quarter of 2016 was incremental direct costs of contract revenue of $14.7 million attributable to the assets of Genesys.  Excluding the direct costs of contract revenue attributable to the assets of Genesys, direct costs of contract revenue increased by $6.9 million, primarily as a result of the increase in subcontractor services and production expenses in the Energy Efficiency Services segment.

Revenue, net of subcontractor services and other direct costs, (as defined below) for the third quarter of 2016 was $26.5 million, compared with $20.3 million for the third quarter of 2015.

Willdan Group

Total general and administrative expenses for the third quarter of 2016 were $13.1 million, an increase of 19.5% from $10.9 million for the prior year period, due primarily to an increase in general and administrative expenses to support the growth of the Energy Efficiency Services and Engineering Services segments.

Income tax expense was $0.5 million for the third quarter of 2016, as compared to $0.6 million for the third quarter of 2015.  The effective tax rate in the third quarter of 2016 was 18.2%, as compared to 44.5% in the same period last year.  The difference in the effective tax rate is primarily due to an increase in energy efficient commercial building deductions related to some of the Company’s energy efficiency activities.

Net income for the third quarter of 2016 was $2.5 million, or $0.28 per diluted share, as compared to net income of $0.8 million, or $0.10 per diluted share, for the third quarter of 2015.

EBITDA (as defined below) was $4.0 million for the third quarter of 2016, as compared to $2.0 million for the third quarter of 2015.

Nine Months 2016 Financial Highlights

Total contract revenue for the nine months ended September 30, 2016 was $151.5 million, an increase of 46.3% from $103.6 million for the nine months ended October 2, 2015.  The increase was primarily due to higher contract revenue from the Energy Efficiency Services segment, which increased $45.3 million, or 77.8%, from the nine months ended October 2, 2015.  Total contract revenue for the nine months ended September 30, 2016 included $35.6 million of revenue generated by the assets of Genesys, which were acquired in March 2016.  Contract revenue for the Energy Efficiency Services, Engineering Services, Public Finance Services, and Homeland Security Services segments was $103.6 million, $36.9 million, $9.2 million and $1.9 million, respectively, for the nine months ended September 30, 2016.

Direct costs of contract revenue were $103.9 million for the nine months ended September 30, 2016, an increase of 63.3% from $63.7 million for the nine months ended October 2, 2015.  Included in direct costs of contract revenue for the nine months ended September 30, 2016 was incremental direct costs of revenue of $31.9 million attributable to the assets of Genesys.  Excluding the direct costs of contract revenue attributable to the assets of Genesys, direct costs of contract revenue increased by approximately $8.3 million, primarily as a result of the growth in subcontractor services and production expenses in the Energy Efficiency Services segment.

Revenue, net of subcontractor services and other direct costs, (as defined below) for the nine months ended September 30, 2016 was $76.4 million, compared with $63.9 million for the nine months ended October 2, 2015.

Total general and administrative expenses for the nine months ended September 30, 2016 were $38.7 million, an increase of 17.9% from $32.9 million for the prior year period, due primarily to an increase in general and administrative expenses to support the growth of the Energy Efficiency Services segment.

Income tax expense was $2.0 million for the nine months ended September 30, 2016, as compared to $2.9 million for the nine months ended October 2, 2015.  The effective tax rate for the nine months ended September 30, 2016 was 22.8%, as compared to 42.5% in the same period last year.  The reduction in income tax expense for the nine months ended September 30, 2016 was attributable to an increase in energy efficient commercial building deductions for both the 2015 and 2016 tax years.  During the nine months ended September 30, 2016, the Company recognized a tax benefit of $0.6 million as a change in estimate related to energy tax deductions earned for the 2015 tax year.  Additionally, the Company recognized an increase in energy tax deductions related to some of the Company’s 2016 energy efficiency activities.

Net income for the nine months ended September 30, 2016 was $6.7 million, or $0.79 per diluted share, as compared to net income of $3.9 million, or $0.48 per diluted share, for the nine months ended October 2, 2015.

Willdan Group

EBITDA (as defined below) was $11.4 million for the nine months ended September 30, 2016, as compared to $8.4 million for the nine months ended October 2, 2015.

Liquidity and Capital Resources

Willdan reported $18.6 million in cash and cash equivalents at September 30, 2016, as compared to $10.5 million at July 1, 2016.  The increase primarily resulted from net income generated in the third quarter of 2016 and strong collections on accounts receivable.

Outlook

Willdan has raised its financial and operational targets for the full year 2016 to the following:

•	Total contract revenue of $190 - $195 million
•	Diluted earnings per share of $0.92 - $0.97
•	Annual effective tax rate of approximately 28%

Conference Call Details

Chief Executive Officer Thomas Brisbin and Chief Financial Officer Stacy McLaughlin will host a conference call today, November 3, 2016, at 5:30 p.m. Eastern/2:30 p.m. Pacific to discuss Willdan’s financial results and provide a business update.

Interested parties may participate in the conference call by dialing 800‑723‑6498 (785‑830‑7989 for international callers) and providing conference ID 6805383.  The conference call will be webcast simultaneously on Willdan’s website at  www.willdan.com under and the replay will be archived for at least 12 months.

The telephonic replay of the conference call may be accessed following the call by dialing 888-203-1112 and entering the passcode 6805383.  The replay will be available through November 17, 2016.

About Willdan Group, Inc.

Willdan provides professional consulting and technical services to utilities, public agencies and private industry throughout the United States. Willdan’s service offerings span a broad set of complementary disciplines that include energy efficiency and sustainability, engineering and planning, financial and economic consulting, and national preparedness. Willdan provides integrated technical solutions to extend the reach and resources of its clients, and provides all services through its subsidiaries specialized in each segment. For additional information, visit Willdan's website at www.willdan.com.

Use of Non-GAAP Financial Measures

“Revenue, net of subcontractor services and other direct costs,” a non-GAAP financial measure, is a supplemental measure that Willdan believes enhances investors' ability to analyze our business trend and performance because it substantially measures the work performed by our employees. In the course of providing services, Willdan routinely subcontracts various services. Generally, these subcontractor services and other direct costs are passed through to our clients and, in accordance with Generally Accepted Accounting Principles (“GAAP”) and industry practice, are included in our revenue when it is our contractual responsibility to procure or manage these activities. Because subcontractor services and other direct costs can vary significantly from project to project and period to period, changes in revenue may not necessarily be indicative of our business trends. Accordingly, Willdan segregates costs from revenue to promote a better understanding of our business by evaluating revenue exclusive of costs associated with external service providers. A reconciliation of contract revenue as reported in accordance with GAAP to revenue, net of subcontractor services and other direct costs is provided at the end of this news release.

Willdan Group

EBITDA is a supplemental measure used by Willdan’s management to measure its operating performance. Willdan defines EBITDA as net income plus interest expense (income), income tax expense, interest accretion and depreciation and amortization. EBITDA is not a measure of net income determined in accordance with U.S. generally accepted accounting principles, or GAAP. Willdan believes EBITDA is useful because it allows Willdan’s management to evaluate its operating performance and compare the results of its operations from period to period and against its peers without regard to its financing methods, capital structure and non-operating expenses. Willdan uses EBITDA to evaluate its performance for, among other things, budgeting, forecasting and incentive compensation purposes.

EBITDA has limitations as an analytical tool and should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP. Certain items excluded from EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s costs of capital, as well as the historical costs of depreciable assets. Willdan’s definition of EBITDA may also differ from those of many companies reporting similarly named measures. Willdan believes EBITDA is useful to investors, research analysts, investment bankers and lenders because it removes the impact of certain non-operational items from its operational results, which may facilitate comparison of its results from period to period.  A reconciliation of net income as reported in accordance with GAAP to EBITDA is provided at the end of this news release.

Willdan's definition of Revenue, net of subcontractor services and other direct costs, and EBITDA may differ from other companies reporting similarly named measures. These measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP, such as contract revenue and net income.

Forward Looking Statements

Statements in this press release that are not purely historical, including statements regarding Willdan's intentions, hopes, beliefs, expectations, representations, projections, estimates, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk that Willdan will not be able to expand its services or meet the needs of customers in markets in which it operates. It is important to note that Willdan's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, Willdan’s failure to execute on existing projects, inability to integrate recent acquisitions, including Genesys, a slowdown in the local and regional economies of the states where Willdan conducts business, Willdan’s inability to successfully implement its tax strategy and the loss of or inability to hire additional qualified professionals. Willdan's business could be affected by a number of other factors, including the risk factors listed from time to time in Willdan's SEC reports including, but not limited to, the Annual Report on Form 10-K filed for the year ended January 1, 2016. Willdan cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Willdan disclaims any obligation to, and does not undertake to, update or revise any forward-looking statements in this press release.

Willdan Group

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	January 1,
	2016	2016
Assets
Current assets:
Cash and cash equivalents	$18,587,000	$16,487,000
Accounts receivable, net of allowance for doubtful accounts of $705,000 and $760,000 at September 30, 2016 and January 1, 2016, respectively	26,549,000	17,929,000
Costs and estimated earnings in excess of billings on uncompleted contracts	22,887,000	13,840,000
Other receivables	2,699,000	177,000
Prepaid expenses and other current assets	2,417,000	2,082,000
Total current assets	73,139,000	50,515,000
Equipment and leasehold improvements, net	4,424,000	3,684,000
Goodwill	22,264,000	16,097,000
Other intangible assets, net	6,489,000	1,545,000
Other assets	482,000	504,000
Total assets	$106,798,000	$72,345,000
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$18,949,000	$5,561,000
Accrued liabilities	15,886,000	10,334,000
Contingent consideration payable	1,925,000	1,420,000
Billings in excess of costs and estimated earnings on uncompleted contracts	8,687,000	6,218,000
Notes payable	5,210,000	4,039,000
Capital lease obligations	289,000	444,000
Total current liabilities	50,946,000	28,016,000
Contingent consideration payable	2,376,000	4,305,000
Notes payable	1,400,000	1,085,000
Capital lease obligations, less current portion	179,000	255,000
Deferred lease obligations	728,000	737,000
Deferred income taxes, net	3,490,000	331,000
Total liabilities	59,119,000	34,729,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized; 8,323,000 and 7,904,000 shares issued and outstanding at September 30, 2016 and January 1, 2016, respectively	83,000	79,000
Additional paid-in capital	41,706,000	38,377,000
Retained earnings (accumulated deficit)	5,890,000	(840,000)
Total stockholders’ equity	47,679,000	37,616,000
Total liabilities and stockholders’ equity	$106,798,000	$72,345,000

Willdan Group

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	October 2,	September 30,	October 2,
	2016	2015	2016	2015

Contract revenue	$58,660,000	$33,511,000	$151,516,000	$103,581,000

Direct costs of contract revenue (exclusive of depreciation and amortization shown separately below):
Salaries and wages	10,421,000	7,745,000	28,753,000	23,940,000
Subcontractor services and other direct costs	32,134,000	13,206,000	75,161,000	39,712,000
Total direct costs of contract revenue	42,555,000	20,951,000	103,914,000	63,652,000

General and administrative expenses:
Salaries and wages, payroll taxes and employee benefits	7,825,000	6,070,000	23,035,000	18,993,000
Facilities and facility related	1,039,000	1,207,000	2,978,000	3,203,000
Stock-based compensation	268,000	190,000	732,000	468,000
Depreciation and amortization	742,000	349,000	2,308,000	1,276,000
Other	3,178,000	3,103,000	9,694,000	8,915,000
Total general and administrative expenses	13,052,000	10,919,000	38,747,000	32,855,000
Income from operations	3,053,000	1,641,000	8,855,000	7,074,000

Other (expense) income:
Interest income	—	1,000	—	1,000
Interest expense	(43,000)	(234,000)	(137,000)	(342,000)
Other, net	—	—	2,000	18,000
Total other expense, net	(43,000)	(233,000)	(135,000)	(323,000)
Income before income taxes	3,010,000	1,408,000	8,720,000	6,751,000

Income tax expense	548,000	626,000	1,990,000	2,872,000
Net income	$2,462,000	$782,000	$6,730,000	$3,879,000

Earnings per share:
Basic	$0.30	$0.10	$0.82	$0.50
Diluted	$0.28	$0.10	$0.79	$0.48

Weighted-average shares outstanding:
Basic	8,308,000	7,862,000	8,181,000	7,817,000
Diluted	8,720,000	8,102,000	8,516,000	8,087,000

Willdan Group

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended
	September 30,	October 2,
	2016	2015

Cash flows from operating activities:
Net income	$6,730,000	$3,879,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,314,000	1,276,000
Deferred income taxes	2,556,000	2,480,000
Loss on sale/disposal of equipment	3,000	8,000
Provision for doubtful accounts	92,000	431,000
Stock-based compensation	732,000	468,000
Accretion and fair value adjustments of contingent consideration	(139,000)	182,000
Changes in operating assets and liabilities, net of effects from business acquisitions:
Accounts receivable	5,148,000	(1,321,000)
Costs and estimated earnings in excess of billings on uncompleted contracts	(7,956,000)	(5,645,000)
Other receivables	(1,918,000)	63,000
Prepaid expenses and other current assets	(335,000)	583,000
Other assets	56,000	75,000
Accounts payable	1,760,000	2,697,000
Accrued liabilities	5,246,000	(1,857,000)
Billings in excess of costs and estimated earnings on uncompleted contracts	2,469,000	2,290,000
Deferred lease obligations	(9,000)	114,000
Net cash provided by operating activities	16,749,000	5,723,000
Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(1,386,000)	(1,678,000)
Cash paid for acquisitions, net of cash acquired	(8,857,000)	(8,168,000)
Net cash used in investing activities	(10,243,000)	(9,846,000)
Cash flows from financing activities:
Payments on contingent consideration	(1,285,000)	—
Payments on notes payable	(3,083,000)	(1,628,000)
Proceeds from notes payable	—	2,000,000
Principal payments on capital lease obligations	(411,000)	(218,000)
Proceeds from stock option exercise	164,000	369,000
Proceeds from sales of common stock under employee stock purchase plan	209,000	78,000
Net cash (used in) provided by financing activities	(4,406,000)	601,000
Net increase (decrease) in cash and cash equivalents	2,100,000	(3,522,000)
Cash and cash equivalents at beginning of period	16,487,000	18,173,000
Cash and cash equivalents at end of period	$18,587,000	$14,651,000
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$137,000	$156,000
Income taxes	2,046,000	951,000
Supplemental disclosures of noncash investing and financing activities:
Issuance of notes payable related to business acquisitions	$4,569,000	4,250,000
Issuance of common stock related to business acquisitions	2,228,000	1,485,000
Contingent consideration related to business acquisitions	—	6,110,000
Other receivable for working capital adjustment	604,000	—
Equipment acquired under capital leases	186,000	139,000

Willdan Group

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Revenue and “Revenue, Net of Subcontractor Services and Other Direct Costs”

(Non-GAAP Measure)

	Three Months Ended		Nine Months Ended
	September 30,	October 2,	September 30,	October 2,
	2016	2015	2016	2015
Contract revenue	$58,660,000	$33,511,000	$151,516,000	$103,581,000
Subcontractor services and other direct costs	32,134,000	13,206,000	75,161,000	39,712,000
Revenue, net of subcontractor services and other direct costs	$26,526,000	$20,305,000	$76,355,000	$63,869,000

Willdan Group

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to EBITDA

(Non-GAAP Measure)

	Three Months Ended		Nine Months Ended
	September 30,	October 2,	September 30,	October 2,
	2016	2015	2016	2015
Net income	$2,462,000	$782,000	$6,730,000	$3,879,000
Interest income	—	(1,000)	—	(1,000)
Interest expense	43,000	234,000	137,000	342,000
Income tax expense	548,000	626,000	1,990,000	2,872,000
Interest accretion(1)	168,000	—	278,000	—
Depreciation and amortization	742,000	349,000	2,308,000	1,276,000
EBITDA	$3,963,000	$1,990,000	$11,443,000	$8,368,000

(1)	Interest accretion represents the imputed interest on the earn-out payments to be paid by us in connection with our acquisitions of Abacus and 360 Energy in January 2015.

Willdan Group

Contact:

Willdan Group, Inc.

Stacy McLaughlin

Chief Financial Officer

Tel: 714-940-6300

smclaughlin@willdan.com

Or

Investor/Media Contact

Financial Profiles, Inc.

Tony Rossi

Tel: 310-622-8221

trossi@finprofiles.com